PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (the "Agreement"), dated February 6, 2004, to be effective December 31, 2003 (the "Effective Date"), is entered into by and among Dale W. Mars ("MARS"), Dale W. Mars, Trustee of the Dale W. Mars Trust Dated 7-16-97 ("MARS TRUST") (Mars and the Mars Trust collectively, the "SELLER"), Southern Exposure Holdings, Inc., a Florida corporation (the "BUYER"), S.E. Acquisition Corp. I, a Florida corporation ("TARGET1"), and S.E. Acquisition Corp. II, a Florida corporation ("TARGET2").

Recitals:

WHEREAS, this Agreement is entered into as a condition to that certain Plan of Merger and Stock Purchase Agreement (the "Stock Purchase Agreement") of even date herewith among the SELLER, TARGET1, TARGET2, and the BUYER.  In connection with the Stock Purchase Agreement, the BUYER issued a Subordinated Promissory Note, in the original principal balance of $4,500,000, and a Subordinated Promissory Note, in the original principal balance of $1,468,189.26 (together, the "Notes"), of even date herewith to the SELLER pursuant to which the BUYER agreed to (i) pledge to the SELLER all of the outstanding capital stock of TARGET1 and TARGET2 (together, the "TARGETS"), and 50% of the outstanding capital stock of SouthernStone Cabinets, Inc. (the "TARGET3 Stock") (collectively, the "Capital Stock"), and (ii) cause TARGET1 and TARGET2 to grant to the SELLER a security interest in all of their assets, as security for the BUYER's payment and performance under the Notes, subject to any subordination required by a lending institution of the BUYER as set forth below.  This Agreement is intended to grant such security interests to the SELLER.

Agreement:

NOW, THEREFORE, in consideration of the mutual covenants, agreements, warranties, and representations herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

TERMS AND CONDITIONS

1.                  Creation of Security Interests.

1.1.            Pledge of Capital Stock by the BUYER.

Subject only to the first-lien security interest granted to the provider of a Senior Loan (as defined in Section 7) (except for the TARGET3 Stock, which is not subject to such lien), the BUYER hereby grants to the SELLER a continuing security interest in the Capital Stock, together with all other rights incident to, declared or granted in connection with such Capital Stock, as well as any proceeds of the Capital Stock as security for the full performance of the BUYER under the Notes.  Buyer agrees to execute any proxies necessary to effectuate this right.  In the event of the occurrence of any default hereunder, and after expiration of any applicable grace period, Seller shall have the right to vote the Stock as long as an event of default continues and shall be entitled to receive dividends and distributions (including stock dividends, if any).  Buyer and each of the Targets shall pay all sums, including reasonable fees and expenses incurred by the SELLER to preserve and enforce this Agreement and the security interests created hereunder and to maintain and preserve the Collateral (as defined herein), including, without limitation, reasonable attorneys' fees and costs, whether or not involving litigation and/or appellate or bankruptcy proceedings (collectively, the "Obligations").  In order to allow SELLER the opportunity to perfect its security interest, the BUYER will deliver to the SELLER the stock certificate(s) representing the TARGET3 Stock endorsed in blank within three business days of the date of this Agreement.

1.1.1.      Subject only to the first-lien security interest granted to the provider of a  Senior Loan, the BUYER hereby grants SELLER a further security interest in any stock rights, rights to subscribe, stock dividends, new securities, or other property to which such the BUYER is or may hereafter become entitled to receive on account of the Capital Stock pledged hereunder (the "Stock Rights").

1.1.2.      Subject only to the first-lien security interest granted to the provider of a Senior Loan, and in the event of termination or satisfaction of the Senior Loan, BUYER shall deliver to SELLER the original stock certificates representing the Capital Stock, endorsed in blank.

1.2.            Security Interest in Assets of TARGETS.  Subject only to the first-lien security interest granted to the provider of a Senior Loan,  as security for the Obligations, each of the TARGETS hereby assigns and pledges to the SELLER, and hereby grants to the SELLER a continuing security interest in, all of TARGET'S right, title and interest in and to all of its tangible and intangible assets, in all cases whether now or hereafter existing, whether now owned or hereafter acquired and wherever located (all of the foregoing, together with the Capital Stock and Stock Rights, the "Collateral"), including, without limitation, the following kinds and types of property:

1.2.1.      All accounts, accounts receivable, other rights to payment, documents, chattel paper, general intangibles, deposit accounts, investment property, financial assets and letter-of-credit rights, and all rights now or hereafter existing in and to all security agreements, letters of credit and other supporting obligations or contracts securing or otherwise relating to any of the foregoing (any and all such accounts, accounts receivable, other rights to payment, documents, chattel paper, general intangibles, deposit accounts, investment property, financial assets and letter-of-credit rights being the "Receivables," and any and all such security agreements, letters of credit and other supporting obligations or contracts being the "Related Contracts");

1.2.2.      All drafts, acceptances, promissory notes and other instruments (the  "Instruments");

1.2.3.      All equipment, machinery, trucks and other motor vehicles, furnishings and fixtures, all parts thereof, all accessions thereto and all replacements thereof, wherever located (any and all such equipment, machinery, vehicles, furnishings, fixtures, parts, accessories and replacements being the "Equipment");

1.2.4.      All inventory in all of its forms, wherever located, (including, but not limited to) (i) all raw materials and work in process therefore, all finished goods thereof, and all materials used or consumed in the production thereof, (ii) all goods in which TARGET has a joint or other interest or right of any kind (including, without limitation, goods in which TARGET has an interest or right as consignee), (iii) all goods which are returned to or repossessed by TARGET and (iv) all accessions thereto, products thereof and documents therefore (any and all such inventory, accessions, products and documents being the "Inventory" or "Inventory"), and all farm products;

1.2.5.      All books, records, programs and software relating to any of the foregoing Collateral; and

1.2.6.      All proceeds of any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance (whether or not the SELLER is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.

1.2.7.      So long as any Obligations are due and owing to the SELLER or an Event of Default has occurred and is continuing, TARGETS shall not, and the BUYER shall not take any action to cause TARGETS, to sell, exchange, lease, negotiate, pledge, assign or grant any security interest in or otherwise dispose of (other than in the ordinary course of business) the Collateral to anyone other than the SELLER, nor permit any other lien of any kind to attach thereto, nor permit the same to be attached to or commingled with other goods or property, without the SELLER's prior written consent, subject to the subordination of the SELLER's rights as set forth in Section 7.

2.                  Representations and Warranties.

2.1.            Since the closing of the Stock Purchase Agreement, subject only to the security interest of SELLER created hereunder and the security interest referred to in Section 7 with regard to all Capital Stock other than the TARGET3 Stock, the BUYER has been and will continue to be the legal and record owner of the Capital Stock, and provided there is no Event of Default hereunder, shall be entitled to vote the Capital Stock, to receive dividends and other distributions thereon, and to enjoy all other rights and privileges incident to the ownership of the Capital Stock, subject to the restrictions herein.  BUYER has not granted a security interest in any of the Collateral, other than the security interest created hereunder and the pledge of all Collateral other than the TARGET3 Stock pursuant to the Senior Loan.

2.2.            Each of the BUYER and TARGETS jointly and severally represents, warrants and covenants to the SELLER that (i) the BUYER is the beneficial owner of the Capital Stock, which represents all of the issued and outstanding shares of capital stock of TARGETS, (ii) each of them has full power, right and authority to enter into and perform its obligations under this Agreement, and (iii) this Agreement has been duly executed and delivered by each of them and constitutes the valid and binding obligation of each of them and is enforceable against each of them in accordance with its terms.  Each of the BUYER and TARGETS jointly and severally represents, warrants and covenants to the SELLER that no permits, approvals or consents of or notifications to (i) any governmental entities, or (ii) any other persons or entities are necessary in connection with the execution, delivery and performance by either the BUYER or TARGETS of this Agreement and the consummation of the transactions contemplated hereby.  Each of the BUYER and TARGETS jointly and severally represents, warrants and covenants to the SELLER that neither the execution and delivery of this Agreement by the BUYER or TARGETS nor the performance by either of them of the transactions contemplated hereby will:

                        (i)         Violate or conflict with or result in a breach of any provision of any law, statute, rule, regulation, order, permit, judgment, ruling, injunction, decree or other decision (collectively, "Rules") of any court or other tribunal or any governmental entity or agency binding on the BUYER or its properties, or conflict with or cause an event of default under any contract or agreement of the BUYER; or

                        (ii)        Require any authorization, consent, approval, exemption or other action by or notice to any court, administrative or governmental body, person, entity or any other third party.

                        2.3       BUYER hereby represents and warrants that the payments under the Notes can and will be made, and that there is no provision of the Senior Loan prohibiting such payments, except in the event of default in the payments due under the Senior Loan.

3.                  Termination of Security Interests.  Notwithstanding anything to the contrary contained herein, upon full payment of the Obligations, this Agreement and SELLER's security interest and rights in and to the Capital Stock and the Collateral shall terminate.

4.                  Further Assurances.  From time to time, at their own expense, each of the BUYER and TARGETS shall promptly execute and deliver all further instruments and documents, and take all further actions, that may be necessary or desirable, or that the SELLER may reasonably request, in order to perfect and protect the assignment and security interest granted or purported to be granted hereby or to enable the SELLER to exercise or enforce his rights and remedies hereunder with respect to any of the Capital Stock or the Collateral.  Without limiting the generality of the foregoing, the BUYER or TARGETS, upon the SELLER's demand, shall execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices as may be necessary or desirable, or as the SELLER may request, in order to perfect and preserve the pledges and security interests granted or purported to be granted hereby.  Each of the BUYER and TARGETS hereby irrevocably authorizes the SELLER to execute on its behalf as its attorney in fact and to file one or more financing statements in whatever filing offices the SELLER considers appropriate.  Such financing statements may describe the collateral covered thereby as being all of the outstanding capital stock and assets of TARGETS (whether now owned or hereafter acquired, whether now existing or hereafter created or arising and wherever located) or using any other appropriate description the SELLER elects.  Furthermore, BUYER agrees to deliver any stock certificates evidencing Capital Stock that are required to be held by the provider of Senior Loan to SELLER immediately upon the return of such stock certificates by the provider of the Senior Loan, unless another provider of a Senior Loan is required to hold such shares.

5.                  Event of Default.  For purposes of this Agreement, an "Event of Default" shall be deemed to have occurred hereunder:

5.1.            If an Event of Default shall occur as defined in either Note, or if the BUYER shall fail for any reason or for no reason, to forthwith pay or perform the Obligations when due without notice or demand by the SELLER in the manner and on the day required by either Note; or

5.2.            If any of the BUYER or TARGETS makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating any of the BUYER or TARGETS bankrupt or insolvent; or any order for relief with respect to the BUYER or TARGETS is entered under any bankruptcy or insolvency laws; or the BUYER or TARGETS petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the BUYER or TARGETS of any substantial part of the assets of the BUYER or TARGETS, or commences any proceeding relating to the BUYER or TARGETS under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the BUYER or TARGETS; or

5.3.            If any of the BUYER or TARGETS should default in any other obligation set forth in this Agreement.

Upon an Event of Default, and upon 5 days' written notice from the SELLER, all of the obligations of each of the BUYER or TARGETS hereunder and in the Notes shall be immediately due and payable without any action on the part of the SELLER, and the SELLER shall be entitled to seek and institute any and all remedies available to it.  No remedy conferred under this Agreement upon the SELLER is intended to be exclusive of any other remedy available to the SELLER, pursuant to the terms of this Agreement or otherwise.  No single or partial exercise by the SELLER of any right, power or remedy hereunder shall preclude any other or further exercise thereof.  The failure of the SELLER to exercise any right or remedy under this Agreement or otherwise, or delay in exercising such right or remedy, shall not operate as a waiver thereof.

6.                  Remedies.  Upon the occurrence of the Event of Default, the SELLER may, at his sole discretion, exercise all rights and remedies of a secured party with respect to such property as may be available under the Uniform Commercial Code as in effect in the State of Florida.

7.                  Agreement to Subordinate.  Notwithstanding any other provision of this Agreement, the SELLER hereby agrees to subordinate its rights under this Agreement (other than its security interest in the TARGET3 Stock) to (i) the $4.0 million credit facility provided by Laurus Master Fund, Ltd. to Home Solutions of America, Inc. prior to the closing of the Stock Purchase Agreement (the "Credit Facility"), and (ii) any renewal, extension, or refinancing of the Credit Facility up to $6 million (a loan described in Section 7(i) or (ii) shall be referred to herein as a "Senior Loan"), pursuant to a subordination agreement or intercreditor agreement in a form required by the financing source providing the Senior Loan and the Seller.

8.                  Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) three (3) business days after mailing, when sent by registered or certified U.S. Mail, postage prepaid, return receipt requested; or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the BUYER or TARGETS:	Home Solutions of America, Inc.
11850 Jones Road
Houston, Texas 77070
Attn: Frank J. Fradella, CEO

With Copy to:	J. Paul Caver, Esq. 3102 Maple Avenue, Suite 220 Dallas, Texas 75201
If to the SELLER:	Dale W. Mars
801 Romano Key Circle
Punta Gorda, Florida 33955

With Copy to:	Guy E. Whitesman, Esq.
Henderson, Franklin, Starnes & Holt, P.A. 1715 Monroe Street Ft. Myers, FL 33901

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) business days prior to the effectiveness of such change.

9.                  Binding Effect.  All of the covenants and obligations contained herein shall be binding upon and shall inure to the benefit of the respective parties, their successors and assigns.

10.              Governing Law; Venue.  This Agreement shall be interpreted in accordance with the laws of the State of Florida without regard to its conflicts of law principles.  Any and all suits for breach of this Agreement shall be instituted and maintained in any court of competent jurisdiction in Lee County, Florida.  Each of the parties hereto irrevocably submits to the personal jurisdiction of such courts and consents to venue of such courts, and waives the right to bring an action in any other jurisdiction.

11.              Remedies Cumulative.  No remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute, or otherwise.  No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

12.              Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

13.              No Penalties.  No provision of this Agreement is to be interpreted as a penalty upon any party to this Agreement.

14.              Court Costs and Attorneys' Fees.  If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover costs of court and reasonable attorneys' fees from the other party or parties to such action, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Pledge and Security Agreement as of the date first above written.

THE BUYER:

SOUTHERN EXPOSURE HOLDINGS, INC.

By:
Rick J. O'Brien Chief Financial Officer

THE TARGETS:

S.E. ACQUISITION CORP. I

By:
Rick J. O'Brien Chief Financial Officer

S.E. ACQUISITION CORP. II

By:
Rick J. O'Brien Chief Financial Officer

THE SELLER:

                                                                                    Dale W. Mars Trust Dated 7-16-97

Dale W. Mars

                                                                                    By: _______________________________
                                                                                    Dale W. Mars, Trustee